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                                                                    Exhibit 99.1

                    IMAGEMAX ANNOUNCES THIRD QUARTER RESULTS

         Fort Washington, PA, November 14, 2003 - ImageMax, Inc. (OTCBB:
IMAG.OB) today announced results for the third quarter and nine months ended September 30, 2003. Revenues, operating loss, and net loss amounted to $9.6 million, $11.6 million and $11.9 million or $1.72 per share, respectively, for the quarter ended September 30, 2003, which included a non-cash charge that reduced the carrying value of the Company's goodwill by $11.4 million or $1.64 per share as a result of an interim impairment test performed by the Company due to the identification of impairment indicators as defined under SFAS 142 "Goodwill and Other Intangibles". This charge reduced shareholders' equity to zero and reflects the uncertainty around the Company's enterprise value. These results compared to revenues of $10.7 million, operating income of $0.3 million, and net income of $16,000 or $0.00 per share in the third quarter of 2002.

         Revenues, operating loss, and net loss amounted to $30.6 million, $11.8 million, and $12.8 million or $1.85 per share, respectively, for the nine months ended September 30, 2003, which included the $11.4 million non-cash goodwill charge, as compared to revenues of $32.1 million, operating income of $1.1 million, and a net loss of $14.9 million or $2.20 per share for the first nine months of 2002, which included a non-cash goodwill charge of $15.1 million or $2.22 per share as a result of implementing SFAS 142. Income before the effect of the accounting change was $0.2 million or $0.03 per share for the nine months ended September 30, 2002.

         Results for the third quarter of 2003 reflect a change in business terms related to certain services performed substantially on an outsourced basis in order to accommodate an existing contract with an outsourced provider and to meet the requirements of customers. The financial impact of the change was to:
1) reduce services revenue and cost of services revenue by $0.4 million for the third quarter and nine months ended September 30, 2003; and 2) increase gross margin from 34.3% to 35.8% in the third quarter and from 34.4% to 34.9% for the nine months ended September 30, 2003.

         Mark P. Glassman, Chief Executive Officer commented, "Third quarter results continued to reflect recent revenue and financial trends, including steady service revenues, lower product revenues attributable to third party software and equipment, and challenging expense levels, including those associated with being a public company. Prospectively, the Company's operating plans are heavily dependent on its ability to meet the requirements and maturities of its senior and subordinated debt, to obtain needed additional working capital to meet obligations in the normal course of business beyond 2003, and to reduce administrative expenses, all of which carry substantial uncertainty. To the extent the Company is successful in obtaining additional working capital and meeting its obligations, we expect fourth quarter revenues to improve sequentially on the strength of higher software sales and to generate positive operating cash flow, but we do not expect to be profitable".
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         As previously disclosed, the Company entered into the First Amendment of the Forbearance Agreement effective September 30, 2003 with its senior lenders. This agreement expired on October 31, 2003. The Company remains in default under its senior and subordinated agreements. The senior revolving credit facility balance as of September 30, 2003 was $5.4 million and matures in January 2004. In addition to its senior debt, as of September 30, 2003, the Company had $7.3 million outstanding principal and accrued interest on its subordinated convertible debt that matures on February 15, 2004.

         As previously disclosed, the Company has engaged an investment banking firm to assist the Board of Directors and management in the exploration of strategic alternatives available to the Company. In addition to this process, the Company is in negotiations with its subordinated debt holders to obtain necessary working capital and the Company is also in discussions to obtain forbearance from the senior lenders. There can be no assurance that these negotiations or discussions will be successful and any agreement with the subordinated debt holders would be subject to approval by the Company's senior lenders.

         In the event the Company is unable to secure additional working capital, negotiate any necessary forbearance agreements and/or obtain waivers of any covenant violations from its senior lenders or subordinated debt holders currently or in the future, or to be successful in its efforts to locate and consummate strategic alternatives that result in either the sale of the Company or a refinancing of the senior and subordinated debt, the Company may not have the ability to continue as a going concern, may not be able to pay its obligations as they come due, its operations may be significantly curtailed and the Company may have to consider additional alternatives, which may include bankruptcy or liquidation.

         ImageMax is a national provider of document management services and products that enable clients to more efficiently capture, index, and retrieve documents across a variety of media, including the Internet through its web-enabled document storage and retrieval product, ImageMaxOnline. The Company operates from 26 facilities across the United States.

         Statements in this press release which are not historical fact, such as with respect to the Company's strategic and operating plans, its ability to establish new customer and product opportunities, manage costs, make its debt service payments, and meet its financial covenants, the Company's future revenues, profitability, operating results and cash flows, and the identification or consummation of any particular transaction or strategic outcome, are forward-looking statements that involve risk and uncertainty, including that there is no assurance the Company will be able to resolve its over-advance position on its senior revolving credit facility, no assurance that the Company will return to profitability, no assurance that the Company will be able to successfully consummate any strategic alternative, as well as those set forth in "Business-Risk Factors" in ImageMax' 2002 Annual Report on Form 10-K and other ImageMax filings with the Securities and Exchange Commission. Accordingly, there is no assurance that the results in the forward-looking statements will be achieved.